UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):		August 16, 2019
NIKE, Inc.
(Exact name of registrant as specified in charter)

OREGON	1-10635	93-0584541
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

ONE BOWERMAN DRIVE BEAVERTON, OR		97005-6453
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:		(503) 671-6453

NO CHANGE
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

❒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❒	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❒	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

CLASS B COMMON STOCK	NKE	NEW YORK STOCK EXCHANGE
(Title of each class)	(Trading Symbol)	(Name of each exchange on which registered)
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

On August 16, 2019, NIKE, Inc. (the “Company”) entered into a Credit Agreement with Bank of America, N.A., as Administrative Agent, Citibank N.A., as Syndication Agent, Deutsche Bank Securities Inc., HSBC Bank USA, National Association and JPMorgan Chase Bank, N.A., as Co-Documentation Agents, and the other Banks named therein (the “Credit Agreement”). The Credit Agreement provides for up to $2.0 billion of borrowings in U.S. Dollars and other specified currencies pursuant to an unsecured revolving credit facility, including a $535 million sub-limit for swingline loans in Euros. The revolving credit facility also includes an uncommitted option to expand the size of the facility by up to $1.0 billion.

As of August 16, 2019, the Company is the only borrower under the revolving credit facility. However, the Credit Agreement allows for the Company to designate additional subsidiary borrowers from time to time. In the event that any subsidiary of the Company becomes a borrower, the Company has agreed to provide an unconditional guarantee in respect of any such subsidiary’s obligations in relation with the revolving credit facility.

The Credit Agreement contains covenants that, among other things, limit or restrict the ability of the Company and its subsidiaries to incur additional liens; engage in mergers, acquisitions and dispositions; engage in transactions with affiliates; and use proceeds of loans under the Credit Agreement. The Credit Agreement does not include any financial covenants.

The revolving credit facility provided in the Credit Agreement matures on August 16, 2024, with a one-year extension option prior to any anniversary of the closing date, provided that in no event shall it extend beyond August 16, 2026. The Credit Agreement replaces the $2.0 billion Prior Credit Agreement (as defined in Item 1.02 below) entered into on August 28, 2015.

The description of the Credit Agreement is qualified in its entirety by the copy thereof which is attached as Exhibit 10.1 and incorporated herein by reference.

Item 1.02 Termination of Material Definitive Agreement

On August 16, 2019, concurrently with the Company’s entry into the Credit Agreement described in Item 1.01 hereof, the Company terminated the Credit Agreement dated August 28, 2015, which provided for a $2.0 billion revolving credit facility, expandable to $2.75 billion, with the banks, financial institutions and other lenders signatory thereto (the “Prior Credit Agreement”). The Prior Credit Agreement contained covenants that limited or restricted the ability of the Company and its subsidiaries to take certain actions, as well as a financial covenant requiring the Company to maintain its debt capitalization ratio below 0.60 to 1.00, as of the end of each fiscal quarter. No amounts were outstanding under this facility as of August 16, 2019. The Prior Credit Agreement would have expired in August 2020.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement

The information contained in Item 1.01 of this current report on Form 8-K is by this reference incorporated in this Item 2.03.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

The following exhibit is furnished with this Form 8-K:

Exhibit No.	Exhibit
10.1
Credit Agreement dated as of August 16, 2019, among NIKE, Inc., Bank of America, N.A., as Administrative Agent, Citibank N.A., as Syndication Agent, Deutsche Bank Securities, Inc., HSBC Bank USA, National Association and JPMorgan Chase, N.A., as Co-Documentation Agents, and the other Banks named therein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NIKE, Inc. (Registrant)

Date:	August 20, 2019	By:	/s/ Andrew Campion
Andrew Campion
Executive Vice President and Chief Financial Officer